CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Performance Leveraged Upside Securities due 2013	$5,146,000	$597.45

PROSPECTUS dated December 23, 2008 PROSPECTUS SUPPLEMENT dated December 23, 2008	Pricing Supplement No. 960 to Registration Statement No. 333-156423 Dated August 26, 2011 Rule 424(b)(2)

$5,146,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

PLUS due August 30, 2013
Based on the Performance of a Hybrid Basket Composed of Shares of the iShares® FTSE China 25 Index Fund and Three Precious Metals (the “PLUS”)
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance, as determined on the valuation date, of a weighted basket composed of shares of the iShares® FTSE China 25 Index Fund, which we refer to as the China shares, and platinum, silver and gold, which we refer to as the basket commodities, and, together with the China shares, as the basket components.  If the basket as a whole declines in value, the payment at maturity will be less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount of each PLUS is $1,000.
•	We will not pay interest on the PLUS.
•	At maturity, you will receive an amount per PLUS based on the performance of the basket.
º
If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to $1,000 plus the leveraged upside payment.  The leveraged upside payment will equal $1,000 times the basket percent increase times 200%, which we refer to as the leverage factor, subject to a maximum total payment at maturity, which is $1,440 per PLUS, or 144% of the stated principal amount.

.
º
If the basket depreciates as whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to (i) $1,000 times (ii) the basket performance factor, which will be an amount less than or equal to, and possibly significantly less than, the $1,000 stated principal amount of the PLUS and could be zero.

•
The basket percent increase will equal the sum of the products of (i) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (ii) the basket weighting for such basket component.

º
The initial price for each basket component is (i) in the case of the China shares, $36.96, which is the closing price of one share of the China shares on the day we price the PLUS for initial sale to the public, which we refer to as the pricing date, (ii) in the case of platinum, $1,812, which is the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the pricing date, (iii) in the case of silver, 4,106¢, which is the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on the pricing date and (iv) in the case of gold, $1,788, which is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA, on the pricing date.

º
The final price for each basket component will equal (i) in the case of the China shares, the closing price of one share of the China shares on the valuation date times the adjustment factor for the China shares on such date, and (ii) in the case of each basket commodity, the price corresponding to that set out in the definition of initial price, each as determined on the valuation date.

º	The adjustment factor for the China shares is initially set at 1.0 and may be adjusted to reflect certain events relating to the China shares.
•
The basket performance factor will equal the sum of the products of (i) the final price for each basket component divided by the initial price for such basket component times (ii) the basket weighting for such basket component.

•	The valuation date will be August 27 , 2013, subject to postponement for each basket component separately in the event of a market disruption event.
•	The basket weightings are 50% for the China shares, 20% for platinum and 15% for each of silver and gold.
•	Investing in the PLUS is not equivalent to investing in the basket or the basket components.
•	The PLUS will not be listed on any securities exchange.
•	The CUSIP number for the PLUS is 617482VV3.
•	The ISIN for the PLUS is US617482VV30.
You should read the more detailed description of the PLUS in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of PLUS.”
The PLUS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER PLUS

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$1,000	$22.50	$977.50
Total	$5,146,000	$115,785	$5,030,215
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the PLUS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PLUS, see the section of this pricing supplement called “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a)           an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)           an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)           a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)            otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the PLUS we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”
The PLUS offered are medium-term debt securities of Morgan Stanley.  The return on the PLUS at maturity is based on the performance, as determined on the valuation date, of a weighted basket composed of shares of the iShares® FTSE China 25 Index Fund, which we refer to as the China shares, and platinum, silver and gold, which we refer to as the basket commodities, and, together with the China shares, as the basket components.  If the basket as a whole declines in value, the payment at maturity will be less than the $1,000 stated principal amount.  There is no minimum payment at maturity on the PLUS.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A.  “Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

Each PLUS costs $1,000
We, Morgan Stanley, are offering Performance Leveraged Upside SecuritiesSM due August 30, 2013, Based on the Performance of a Hybrid Basket Composed of Shares of the iShares® FTSE China 25 Index Fund and Three Precious Metals (the “PLUS”).  The stated principal amount and original issue price of each PLUS is $1,000.

The original issue price of the PLUS includes the agent’s commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the PLUS includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the PLUS.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of PLUS—Use of Proceeds and Hedging.”

The PLUS do not guarantee return of any of the principal; no interest
Unlike ordinary debt securities, the PLUS do not pay interest and do not guarantee the return of any principal at maturity.  If the basket has declined in value we will pay to you an amount in cash per PLUS that is less, and possibly significantly less, than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket.  There is no minimum payment on the PLUS.

The basket
We have designed the PLUS to provide investors with exposure to the Chinese equities market and to precious metals.  The following table sets forth the basket components, and the initial price and the percentage weighting of each basket component within the basket:

Basket Component	Initial Price	Percentage Weight of Basket Value
Shares of the iShares® FTSE China 25 Index Fund (the “China shares”)	$36.96	50%
Platinum	$1,812	20%
Silver	4,106¢	15%
Gold	$1,788	15%

The China shares
The China shares seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  The FTSE China 25 Index is calculated, published and disseminated daily by FTSE International Limited, which we refer to as FTSE, and is composed of equity securities listed on Chinese stock exchanges.  For further information regarding the

China shares and the currency exchange rate risk applicable to an investment linked to the China shares, see “Risk Factors—The notes are subject to currency exchange risk” and “Description of PLUS—The China Shares—Specific commodities prices are volatile and are affected by numerous factors specific to each market” and “—There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market” below.

Payment at maturity based on the performance of the basket
At maturity, you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash based upon the performance of the weighted basket, as measured by the basket percent increase or the basket performance factor, as applicable.  The payment at maturity will be determined on the valuation date as follows:

• If the basket appreciates as a whole, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:
$1,000 + the leveraged upside payment,

subject to a maximum payment at maturity of $1,440 per PLUS

where,

leveraged upside payment = ($1,000 x basket percent increase x leverage factor)

basket percent increase  =   The sum of the products of (x) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component.  Each such product for a basket component may be expressed by the following formula:

and
leverage factor = 200%
The initial prices equal:

(i)	in the case of the China shares, $36.96, which is the closing price of one share of the China shares on the pricing date,
(ii)
in the case of platinum, $1,812, which is the afternoon fixing price per troy ounce gross of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM, on the pricing date,

(iii)
in the case of silver, 4,106¢, which is the fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA, on the pricing date, and

(iv)
in the case of gold, $1,788, which is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA, on the pricing date.

The final prices will equal:

(i)	in the case of the China shares, the closing price of one share of the China shares on the valuation date times the adjustment factor for the China shares on such date,
(ii)	in the case of platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the valuation date,
(iii)	in the case of silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on the valuation date, and
(iv)	in the case of gold, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA, on the valuation date.

The adjustment factor with respect to the China shares is initially set at 1.0 and is subject to change upon certain events affecting the China shares.

The final price of the basket components will be based on the prices of the basket components on the valuation date.  The scheduled valuation date is August 27, 2013.  If, however, with respect to any basket component, the scheduled valuation date is not a trading day or if a market disruption event occurs with respect to a basket component on the valuation date, the valuation date will be postponed, only with respect to the affected basket component, to the next trading day on which no market disruption event occurs with respect to that basket component.  If, due to a market disruption event, the final price for any basket component has not been determined on the third trading day following the scheduled valuation date, the calculation agent will determine the final price for that basket component as set out in the section of this pricing supplement called “Description of PLUS—Final Price.”  If due to a market disruption event or otherwise, the valuation date is postponed to less than two business days prior to the scheduled maturity date, the maturity date will be postponed until the second business day following the last date by which the final price for all basket components was determined.  See the section of this pricing supplement called “Description of PLUS—Maturity Date.”

Because the performances of the basket components may not be correlated, negative performances by any one or more of the basket components could wholly offset positive performances by other basket components.  Furthermore, the basket components do not all have the same basket component weightings and the China shares have a 50% weighting in the basket. Therefore, the same percentage change over the term of the PLUS in two of the basket components which have different basket component weightings would have different effects on the final basket value because of the unequal basket component weightings.

•
If the basket depreciates as whole or does not appreciate, you will receive for each $1,000 stated principal amount of PLUS that you hold a payment at maturity equal to:
$1,000    x    the basket performance factor
where,

Basket performance factor =
The sum of the products of (x) the final price for each basket component divided by the initial price for such basket component times (y) the basket component weighting for such basket component.  Each such product may be expressed by the following formula:

Because the basket performance factor will be equal to or less than 1.0, this payment will be equal to or less than, and possibly substantially less than, $1,000.  There is no minimum payment on the PLUS.

All payments on the PLUS are subject to the credit risk of Morgan Stanley.

On PS-8, we have provided a graph titled “Hypothetical Payouts on the PLUS at Maturity,” which illustrates the performance of the PLUS at maturity assuming a hypothetical range of performance of the basket.  The graph does not show every situation that may occur.

You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2006 through August 26, 2011, and a graph of the historical performance of the basket for the period from January 1, 2006 through August 26, 2011 (assuming that each of the basket components is weighted in the basket as described in “Description of PLUS—Basket”) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on their historical performance.

Investing in the PLUS is not equivalent to investing in the basket or any of the basket components.

MS & Co. will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley & Co. LLC, or its successors, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior unsecured notes.  As calculation agent, MS & Co. has determined the initial price for each basket component and will determine the final price of each basket component and whether a market disruption event has occurred and will calculate the basket percent increase or the basket performance factor, as applicable, and the payment to you at maturity, if any, and, under certain circumstances, the closing values of the basket components.

MS & Co. will be the agent; conflicts of interest
The agent for the offering of the PLUS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the PLUS of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the PLUS
The PLUS are senior unsecured notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the PLUS, you should read the “Description of PLUS” section in this pricing supplement.  You should also read about some of the risks involved in investing in securities in the section called “Risk Factors.”  The tax treatment of investments in equity and commodity-linked notes such as these may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of PLUS—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PLUS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE PLUS AT MATURITY

For each PLUS, the following graph illustrates the payout on the PLUS at maturity for a range of hypothetical basket performances.  The PLUS Zone illustrates the effect of the leverage factor on any positive basket performance.  The graph is based on the following terms:

•	Stated principal amount per PLUS:	$1,000

•	Leverage factor:	200%

•	Maximum payment at maturity:	$1,440 per PLUS

•	Minimum payment at maturity:	None

Where the basket percent increase is positive, the payouts on the PLUS at maturity reflected in the graph below are equal to $1,000 plus the leveraged upside payment.  Where the basket performance factor is less than or equal to 100%, the payout on the PLUS at maturity reflected in the graph below is equal to $1,000 multiplied by the basket performance factor, and is consequently an amount less than or equal to the $1,000 stated principal amount of each PLUS.  The graph does not show every situation that may occur.

In the hypothetical graph above, you will realize the maximum payment at maturity when the basket has appreciated to 122% of its initial value.  In addition, you will not share in any further appreciation of the basket if the basket appreciates above 144% of its initial value.  The graph does not show every situation that may occur.

Calculation of Payment at Maturity

Below is an example of how to calculate the payment at maturity if the basket percent increase is positive based on the leverage factor, the hypothetical maximum payment at maturity of $1,425 per PLUS, and the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

Basket Percent Increase Example

Leverage factor = 200%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
China shares	50%	$35	$36.75	+ 5%
Platinum	20%	$1,300	$1,365	+ 5%
Silver	15%	4,300¢	4,515¢	+ 5%
Gold	15%	$1,900	$1,995	+ 5%

Basket Percentage Increase = sum of (x) the final price for each basket component minus the initial price for such basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

[(final China shares price – initial China shares price) / initial China shares price] x 50%; plus

[(final platinum price – initial platinum price) / initial platinum price]  x  20%; plus

[(final silver price – initial silver price) / initial silver price]  x  15%; plus

 [(final gold price – initial gold price) / initial gold price]  x  15%

So, using the final prices above:

China shares  = [($36.75 – $35) / $35] x 50%  = 2.5%; plus

platinum  = [($1,365 – $1,300) / $1,300] x 20%  = 1%; plus

silver  =  [(4,515¢ – 4,300¢) / 4,300¢] x 15%  = 0.75%; plus gold =  [($1,995 – $1,900) / $1,900] x 15%  = 0.75%

which equals

basket percentage increase   =   5%

The leveraged upside payment will equal (i) $1,000 times (ii) the basket percentage increase times (iii) the leverage factor, or:

$1,000   x   5%   x   200%   =   $100

Since this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $1,425 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $100   =   $1,100

Basket Performance Factor Example

Below is an example of how to calculate the payment at maturity if the basket performance factor is 100% or less based on the hypothetical data in the table below.  The initial and final prices below are hypothetical and do not reflect the actual initial or final prices.

The basket performance factor is less than 100%

Basket Component	% Weight in Basket	Hypothetical Initial price	Hypothetical Final price	Percentage Change
China shares	50%	$35	$25.55	- 27%
Platinum	20%	$1,300	$1,391	+ 7%
Silver	15%	4,300¢	4,601¢	+ 7%
Gold	15%	$1,900	$2,033	+ 7%

Basket Performance Factor = sum of (x) the final price for each basket component divided by the initial price of such basket component times (y) the basket component weighting for such basket component:

(final China shares price / initial China shares price)  x  50%; plus

(final platinum price / initial platinum price)  x  20%; plus

(final silver price / initial silver price)  x  15%; plus

(final gold price / initial gold price)  x  15%

So, using the final prices above:

China shares  = ($25.55 / $35) x 50%  = 36.50%; plus

platinum  = ($1,391 / $1,300) x 20%  = 21.40%; plus

silver  = (4,601¢ / 4,300¢) x 15%  = 16.05%; plus

gold  = ($2,033 / $1,900) x 15%  = 16.05%

which equals

basket performance factor   =   90%

In the above example, the final prices of the basket commodities (with a combined weighting of 50% of the basket) are each higher than their respective initial prices, but the final price of the China shares (with a weighting of 50% of the basket) is lower than its initial price.  Accordingly, although the final prices of three of the basket components, comprising one half of the weighting of the basket, have increased in value over their respective initial prices, the final price of the other basket component, comprising one half of the weighting of the basket has declined and, because it has declined further, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.  Therefore, the payment at maturity per PLUS will equal:
$1,000 times the basket performance factor; or

$1,000   x   90%   =   $900

The payment at maturity per PLUS will be $900, which is less than the stated principal amount by an amount proportionate to the percentage decline in the basket.

Please review the table of the historical values of each of the basket components for each calendar quarter in the period from January 1, 2006 through August 26, 2011 and related graphs.  Please also review the graph of the historical performance of the basket for the period from January 1, 2006 through August 26, 2011 (with each of the basket components weighted in the basket as described in “Description of PLUS—Basket” at August 26, 2011) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket components during such period.  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the prices of any of the basket components will be offset by decreases in the prices of other basket components, based on their historical performance.

RISK FACTORS

The PLUS are not secured debt and, unlike ordinary debt securities, the PLUS do not pay interest or guarantee any return of principal at maturity.  This section describes the most significant risks relating to the PLUS.  You should carefully consider whether the PLUS are suited to your particular circumstances before you decide to purchase them.

The PLUS do not pay interest or guarantee the return of any principal
The terms of the PLUS differ from those of ordinary debt securities in that we will not pay you interest on the PLUS and do not guarantee the return of any principal.  Instead, at maturity you will receive for each $1,000 stated principal amount of PLUS that you hold an amount in cash, if any, based on the basket performance.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the PLUS may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance factor is less than or equal to zero, you will receive an amount in cash at maturity, if any, that is less than or equal to the $1,000 stated principal amount of each PLUS by an amount proportionate to the percentage depreciation of the basket.  There is no minimum payment at maturity on the PLUS.

Appreciation potential is limited
The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,440, or 144% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date.  Although the leverage factor provides 200% exposure to any positive basket performance, because the payment at maturity per PLUS will be limited to 144% of the stated principal amount, the percentage exposure provided by the leverage factor is progressively reduced as the final value of the basket exceeds 122% of the initial value of the basket.

The PLUS will not be listed on any securities exchange and secondary trading may be limited
The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

Market price of the PLUS may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

•       the value of each of the basket components at any time,

• the volatility (frequency and magnitude of changes in value) of each of the basket components and dividends on the China shares and of the stocks composing the FTSE China 25 Index,

• interest and yield rates in the markets,

•       geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock or commodities markets generally and which may affect the final prices of the basket components,

• the exchange rates of the U.S. dollar relative to the Hong Kong dollar, in which securities underlying the FTSE China 25 Index trade,

• trends of supply and demand for platinum, silver and gold at any time, as well as the effects of speculation or any government activity that could affect the precious metals markets,

• the time remaining to the maturity of the PLUS,

• the occurrence of certain events affecting the China shares that may or may not require an adjustment to the adjustment factor, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your PLUS prior to maturity.  For example, you may have to sell your PLUS at a substantial discount from the stated principal amount if the values of the basket components at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  The basket performance may be negative so that you will receive at maturity an amount, if any, that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket from its initial value.  In addition, there can be no assurance that there will be a positive basket percent increase so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.

The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS
You are dependent on Morgan Stanley’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

Hedging and trading activity by our subsidiaries could potentially affect the value of the PLUS
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the PLUS (and to other instruments linked to the basket components or the stocks underlying the FTSE China 25 Index), including trading in the basket components and the stocks underlying the FTSE China 25 Index as well as in other instruments related to the basket components or the stocks underlying the FTSE China 25 Index.  Some of our subsidiaries also trade the basket components and other financial instruments related to the basket components and the FTSE China 25 Index on a regular basis as part of their general broker-dealer, commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial prices of the basket components and, therefore, could have increased the prices at which the basket components must close on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or more of the basket components may offset each other
Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the performance of the basket components on the valuation date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components. Decreases in the value of a more heavily weighted basket component, such as the China shares which have a 50% weighting in the basket, could moderate or wholly offset increases in the values of the less heavily weighted basket components.
You can review a table of the historical values and related graphs of each of the basket components for each calendar quarter in the period from January 1, 2006 through August 26, 2011 and a graph of the historical performance of the basket for the period from January 1, 2006 through August 26, 2011 (assuming that each of the basket components is weighted in the basket as described above) in this pricing supplement under “Description of PLUS—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by decreases in the value of other basket components, based on historical performance.  In addition, there can be no assurance that the basket percent increase will be positive so that you will receive at maturity an amount in excess of the stated principal amount of the PLUS.  If the basket performance factor is less than 100%, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and which could be significantly less and could be zero.

The China shares and the FTSE China 25 Index are different
The performance of the China shares may not exactly replicate the performance of the FTSE China 25 Index because the China shares will reflect transaction costs and fees that are not included in the calculation of the FTSE China 25 Index.  It is also possible that the China shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the FTSE China 25 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the China shares and the FTSE China 25 Index or due to other circumstances.  The investment adviser to the iShares® FTSE China 25 Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), may invest up to 10% of the China shares’ assets in shares of other iShares® funds that seek to track the performance of Chinese equity securities.

There are risks associated	The stocks included in the FTSE China 25 Index and that are generally tracked by with investments in securities indexed to the value of foreign equity securities the China shares have been issued by companies incorporated in the People’s Republic of China and/or owned by the Chinese government.  Investments in securities linked to the value of emerging markets equity securities, such as the China shares, involve risks associated with the securities markets in those countries, including the People’s Republic of China, and these risks include risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The prices of securities in emerging markets, such as the stocks constituting the FTSE China 25 Index, may be affected by political, economic, financial and social factors in those countries, including the People’s Republic of China, or the global region, including changes in government, economic and fiscal policies and currency exchange laws.  Countries with emerging markets, such as the People’s Republic of China, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a risk in the Chinese government’s debt burden. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency.

Adjustments to the China shares or the FTSE China 25 Index could adversely affect the value of the PLUS
The Investment Adviser seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® FTSE China 25 Index Fund. Any of these actions could adversely affect the price of the China shares and, consequently, the value of the PLUS.  FTSE International Limited (“FTSE”) is responsible for calculating and maintaining the FTSE China 25 Index.  FTSE may add, delete or substitute the stocks constituting the FTSE China 25 Index or make other methodological changes that could change the value of the FTSE China 25 Index.  FTSE may discontinue or suspend calculation or publication of the FTSE China 25 Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued FTSE China 25 Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

The PLUS are subject to currency exchange rate risk
Because the price of the China shares is related to the U.S. dollar value of stocks underlying the FTSE China 25 Index, holders of the securities will be exposed to currency exchange rate risk with respect to the Hong Kong dollar, which is the currency in which the component securities trade.  An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens relative to the U.S. dollar.  If the U.S. dollar strengthens against the Hong Kong dollar, the price of the China shares will be adversely affected and the payment at maturity on the securities may be reduced.

The Hong Kong dollar is freely convertible into other currencies (including the U.S.

dollar). From October 1983 to May 2005, Hong Kong maintained a fixed rate system which fixed the rate of exchange to HK$7.80 per US$1.00. The central element in the arrangements that gave effect to this link was an agreement between the Hong Kong Government (through the Hong Kong Monetary Authority, or HKMA) and the three Hong Kong banks that were authorized to issue Hong Kong currency in the form of banknotes. In May 2005, the HKMA broadened the link from the original rate of HK$7.80 per US$1.00 to a rate range of HK$7.75 to K$7.85 per US$1.00. Pursuant to two convertibility undertakings, the HKMA undertakes to buy U.S. dollars from licensed banks at the rate of HK$7.75 per US$1.00 if the market exchange rate for Hong Kong dollars is higher than such rate and to sell U.S. dollars at HK$7.85 per US$1.00 if the market exchange rate for Hong Kong dollars is lower than such rate. If the market exchange rate is between HK$7.75 and HK$7.85 per US$1.00, the HKMA may choose to conduct market operations with the aim of promoting the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. No assurance can be given that the Hong Kong government will maintain the link at HK$7.75 to HK$7.85 per US$1.00 or at all.

You can review the historical exchange rates of the Hong Kong dollar relative to the U.S. dollar in the section of this pricing supplement called “Description of PLUS—Historical Information” starting on PS-34.  You cannot predict the future performance of the Hong Kong dollar relative to the U.S. dollar based upon its historical performance.

Several factors have had and may in the future have an effect on the price of commodities
Investments, such as the PLUS, linked to the prices of commodities such as platinum, silver and gold, are considered speculative, and prices of commodities may fluctuate significantly over short periods for a variety of factors, including the principal factors set out below.  These factors may affect the price of platinum, silver or gold, and therefore of the PLUS, in varying and potentially inconsistent ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market
Platinum

Platinum prices are primarily responsive to global supply and demand.  However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum.  Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, the Russian Federation and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles, as well as the economic situation of the main consuming countries.  Platinum is used in a variety of industries and the automotive industry.  Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for approximately 80% of the industrial use of platinum.  Platinum is also used in the chemical industry, the electronics industry and the dental industry.  The primary non-industrial use of platinum is jewelry, which accounts for approximately 40% of the overall demand for platinum.  The price of platinum may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of PLUS—Historical Information.”

Silver

Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S.

dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities.  From time-to-time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, jewelry, photography and silverware.  The price of silver may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of PLUS—Historical Information.”

Gold

The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions which hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.  The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals.  From time-to-time, above-ground inventories of gold may also influence the market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Description of PLUS—Historical Information.”

There are risks relating to trading of commodities on the London Bullion Market Association and the London Platinum and Palladium Market
Platinum is traded on the London Platinum and Palladium Market, which we refer to as the LPPM, and gold and silver are traded on the London Bullion Market Association, which we refer to as the LBMA.  The prices of the underlying commodities will be determined by reference to the fixing prices reported by the LPPM (in the case of platinum) and LBMA (in the case of gold and silver).  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  Like the LBMA, the LPPM is a self-regulatory association of bullion market participants that is not a regulated entity.  If the LBMA or the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold and silver and the LPPM price fixings for the value of platinum may be adversely affected.  Each of the LBMA and the LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA or LPPM trading.  For example, there are no daily price limits on the LBMA or the LPPM, which would otherwise restrict fluctuations in the prices of

LBMA or LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

The adjustments to the adjustment factor for the China shares the calculation agent is required to make do not cover every event that can affect the China shares
MS & Co., as calculation agent, will adjust the adjustment factor for the China shares for certain events affecting the China shares, as applicable, such as stock splits and stock dividends, and certain other corporate actions involving the fund issuing the China shares, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the China shares.  For example, the calculation agent is not required to make any adjustments if the issuer of the China shares or anyone else makes a partial tender or partial exchange offer for the China shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the PLUS.

You have no shareholder rights
Investing in the PLUS is not equivalent to investing in the FTSE China 25 Index, the China shares or the stocks that constitute the FTSE China 25 Index.  As an investor in the PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to the China shares or the stocks that constitute the FTSE China 25 Index.  In addition, you do not have the right to exchange your PLUS for China shares at any time.

Investing in the PLUS is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities
Investing in the PLUS is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the PLUS, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the PLUS, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts and forward contracts on any of the basket commodities.

The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests
The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.

As calculation agent, MS & Co. has determined the initial price, and will determine the final price, of each basket component, the basket performance factor or the basket percent increase, as applicable, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing price in the event of a market disruption event, may affect the payout to you at maturity.  See the sections of this pricing supplement called “Description of PLUS—Market Disruption Event” and “—Discontinuance of the China shares and/or FTSE China 25 Index; Alteration of Method of Calculation.”

The original issue price of the PLUS includes the agent’s commissions and certain costs of hedging our obligations under the PLUS.  The subsidiaries through which we hedge our obligations under the PLUS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

The U.S. federal income tax consequences of an investment in the PLUS are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, a

PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the PLUS, the timing and character of income on the PLUS might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue into income original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  In addition, there is a substantial risk that an investment in the PLUS could be treated as a “constructive ownership transaction,” in which case all or a portion of any long-term capital gain could be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  We do not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the PLUS.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF PLUS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “PLUS” refers to each $1,000 stated principal amount of our Performance Leveraged Upside SecuritiesSM due August 30, 2013, Based on the Performance of a Hybrid Basket Composed of the iShares® FTSE China 25 Index Fund and Three Precious Metals.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$5,146,000

Pricing Date	August 26, 2011

Original Issue Date (Settlement Date)	August 30, 2011

Maturity Date	August 30, 2013, subject to postponement in accordance with the following paragraph in the event of a Market Disruption Event on the scheduled valuation date.

If due to a Market Disruption Event or otherwise, the Valuation Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Valuation Date as postponed.  See “—Valuation Date” below.

Issue Price	100% ($1,000 per PLUS)

Stated Principal Amount	$1,000 per PLUS

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482VV3

ISIN	US617482VV30

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The Basket consists of the following Basket Components with their respective Initial Prices and weighted at their respective Basket Weightings as set forth in the following table:
Basket Component	Initial Price	Basket Weighting
Shares of the iShares® FTSE China 25 Index Fund (the “China Shares”)	$36.96	50%
Platinum	$1,812	20%
Silver	4,106¢	15%
Gold	$1,788	15%

Basket Commodities	Platinum, Silver and Gold

Payment at Maturity
At maturity, upon delivery of the PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each PLUS an amount in cash, if any, equal to (i) if the Basket Percent Increase is positive, $1,000 plus the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, or (ii) if the Basket Performance Factor is less than or equal to 100%, $1,000 times the Basket Performance Factor.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the PLUS to the Trustee for delivery to DTC, as holder of the PLUS, on the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leveraged Upside Payment	$1,000 times the Basket Percent Increase times the Leverage Factor.

Leverage Factor	200%

Maximum Payment at Maturity	$1,440 per PLUS (144% of the Stated Principal Amount)

Minimum Payment at Maturity	None

Basket Percent Increase
The Basket Percent Increase will equal the sum of the products of (x) the Final Price for each Basket Component minus the Initial Price for such Basket Component divided by the Initial Price of such Basket Component times (y) the Basket Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Percent Increase will be based on alternate calculations of the Final Prices for the Basket Components, as described under “—Antidilution Adjustments” and “—Discontinuance of the China Shares and/or FTSE China 25 Index; Alteration of Method of Calculation.”

Basket Performance Factor
The Basket Performance Factor will equal the sum of the products of (x) the Final Price for each Basket Component divided by the Initial Price for such Basket Component times (y) the Basket Weighting for such Basket Component, as expressed by the following formula:

In certain circumstances, the Basket Performance Factor will be based on an alternate calculation of the Final Prices for the Basket Components, as described under “—Antidilution Adjustments” and “—Discontinuance of the China Shares and/or FTSE China 25 Index; Alteration of Method of Calculation.”

Initial Price
The initial price for each Basket Component equals:

(i) in the case of the China Shares, $36.96, which is the Closing Price of one share of the China Shares on the Pricing Date,

(ii) in the case of Platinum, $1,812, which is the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the Pricing Date,

(iii) in the case of Silver, 4,106¢, which is the fixing price per troy ounce of Silver for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on the Pricing Date, and

(iv) in the case of Gold, $1,788, which is the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA, on the Pricing Date.

If any Initial Price for any Basket Commodity as finally made available by the LPPM, London Silver Market or London Gold Market, as applicable, differs from any Initial Price specified herein, we will include the definitive Initial Price in an amended pricing supplement.

Final Price	The Final Price for each Basket Component shall be:

(i) in the case of the China Shares, the Closing Price of one share of the China Shares on the Valuation Date times the Adjustment Factor for the China Shares on such date,

(ii) in the case of Platinum, the afternoon fixing price per troy ounce gross of Platinum for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on the Valuation Date,

(iii) in the case of Silver, the fixing price per troy ounce of Silver for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and published by the LBMA on the Valuation Date, and

(iv) in the case of Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on the Valuation Date.

Reuters, Bloomberg and various other third party sources may report prices of the Basket Components.  If any such reported price differs from that as calculated and published by the LPPM, in the case of Platinum, calculated by the London Silver Market and published by the LBMA, in the case of Silver, or calculated by the London Gold Market and published by the LBMA, in the case of Gold, the price as published by the LPPM or LBMA, as applicable, will prevail.

Closing Price
Subject to the provisions set out under “—Antidilution Adjustments” and “—Discontinuance of the China Shares and/or FTSE China 25 Index; Alteration of Method of Calculation” below, as applicable, the Closing Price for the China Shares on any Trading Day means:

(i)
if such shares are listed on a national securities exchange (other than the NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such shares (or any such other security) are listed,

(ii)	if such shares are securities of the NASDAQ, the official closing price published by the NASDAQ on such day, or

(iii)
if such shares are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc., the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the China Shares are listed on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one such share on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day.  The term “OTC Bulletin Board Service” will include any successor service thereto.  See “—Discontinuance of the China Shares and/or FTSE China 25 Index; Alteration of Method of Calculation” and “—Antidilution Adjustments” below.

Adjustment Factor	For the China Shares, 1.0, subject to adjustment in the event of certain events affecting such shares. See “—Antidilution Adjustments” below.

Relevant Exchange
Relevant Exchange means:

(a) with respect to Platinum, the LPPM;

(b) with respect to Gold and Silver, the LBMA;

(c) with respect to the China Shares, the respective primary exchange(s) or market(s) of trading for the China Shares; and

(d) with respect to each of the securities comprising the FTSE China 25 Index or any Successor Index, the respective primary exchange(s) or market(s) of trading for such security.

Valuation Date	With respect to each Basket Component separately, the Valuation Date will be August 27, 2013; provided that:

(i)
with respect to the China Shares, if the scheduled Valuation Date is not a Trading Day with respect to the China Shares or if a Market Disruption Event with respect to the China Shares occurs on the scheduled Valuation Date (a “China Share Component Disrupted Date”), the Final Price for the China Shares will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs with respect to the China Shares; provided further that the Final Price for the China Shares will be determined no later than three Trading Days from the scheduled Valuation Date as a result of a China Share Component Disrupted Date, and

(ii)
with respect to any Basket Commodity, if the scheduled Valuation Date is not a Trading Day with respect to a Basket Commodity or if a Market Disruption Event with respect to such Basket Commodity occurs on the scheduled Valuation Date (a “Commodity Component Disrupted Date”), the Final Price in respect of such Basket Commodity will be determined on the next Trading Day on which no Market Disruption Event occurs with respect to such Basket Commodity, provided further that the Final Price for any Basket Commodity will be determined no later than three Trading Days following the scheduled Valuation Date as a result of a Commodity Component Disrupted Date.

If the Final Price with respect to any Basket Commodity has not been determined by the third Trading Day following the scheduled

Valuation Date as a result of China Share Component Disrupted Dates, the Calculation Agent will determine the Final Price of the China Shares on such day, as the mean, as determined by the Calculation Agent, of the bid prices for China Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the Final Price with respect to the China Shares will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Final Price with respect to any Basket Commodity has not been determined by the third Trading Day following the scheduled Valuation Date as a result of Commodity Component Disrupted Dates, the Calculation Agent will determine the Final Price for such Basket Commodity on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Price for such Basket Commodity shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Final Price for such Basket Commodity shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant

Trading Day
Trading Day means:

(a) with respect to the China Shares, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States; and

(b) with respect to each of the Basket Commodities separately, a day, as determined by the Calculation Agent, on which the Relevant Exchange for such Basket Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Event	Market Disruption Event means:

(a) with respect to the China Shares:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the China Shares on the Relevant Exchange for the China Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange for the China Shares as a result of which the reported trading prices for the China Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the China Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; or

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the FTSE China 25 Index on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), in each case as determined by the Calculation Agent in its sole discretion; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the FTSE China 25 Index or the China Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the PLUS.

(b)       with respect to each Basket Commodity separately, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price and Tax Disruption, in each case, as determined by the Calculation Agent.

For the purpose of determining whether a Market Disruption Event exists with respect to the China Shares at any time, if trading in a security included in the FTSE China 25 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the FTSE China 25 Index shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event with respect to the China Shares has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the China Shares, will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the FTSE China 25 Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the FTSE China 25 Index, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the FTSE China 25 Index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price Source Disruption	With respect to each Basket Commodity separately, Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish a price for such Basket Commodity.

Trading Disruption
With respect to each Basket Commodity separately, Trading Disruption means the material suspension of, or the material limitation imposed on, trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange.

Disappearance of Commodity Reference Price
With respect to each Basket Commodity separately, Disappearance of Commodity Reference Source means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, such Basket Commodity.

Tax Disruption
With respect to each Basket Commodity separately, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Final Price of such Basket Commodity on the Valuation Date from what it would have been without that imposition, change or removal.

Book Entry Note or Certificated Note
Book Entry.  The PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the

PLUS.  Your beneficial interest in the PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any,  will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per PLUS, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PLUS, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Prices, the Basket Performance Factor, the Basket Percent Increase and the Payment at Maturity, or whether a Market Disruption Event has occurred.  See “—Market Disruption Event,” “—Antidilution Adjustments” and “—Valuation Date.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments
With respect to the China Shares, if the China Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for the China Shares will be adjusted to equal the product of the prior respective Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the China Shares.

No adjustment to the Adjustment Factor for the China Shares pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Discontinuance of the China Shares and/or FTSE China 25 Index; Alteration of Method of Calculation
If the iShares® FTSE China 25 Index Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the China Shares on any Trading Day following the Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the FTSE China 25 Index (or any relevant Successor Index, as described below) on such Trading Day, (taking into account any material changes in the method of calculating the FTSE China 25 Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the China Shares and the denominator of which is the closing value of the FTSE China 25 Index (or any relevant Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price was available.

If FTSE International Limited, which we refer to as FTSE, discontinues publication of the FTSE China 25 Index and FTSE or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued FTSE China 25 Index (such index being referred to herein as a “Successor Index”), then the Final Price for the China Shares on any Trading Day, following a Liquidation Event will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the PLUS, within three Trading Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If FTSE discontinues publication of the FTSE China 25 Index following any Liquidation Event and prior to, and such discontinuance is continuing on, the Valuation Date or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Final Price for the China Shares for such date.  Such Final Price will be computed by the Calculation Agent in accordance with the formula for calculating the FTSE China 25 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the FTSE China 25 Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the FTSE China 25 Index may adversely affect the value of the PLUS.

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the PLUS shall have occurred and be continuing, the amount declared due and payable per PLUS upon any acceleration of the PLUS (the “Event of Default Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity, if any, calculated as though the date of acceleration were the Valuation Date.

If the maturity of the PLUS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Event of Default Acceleration Amount and the aggregate cash amount due with respect to the PLUS, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

The China Shares
The iShares® FTSE China 25 Index Fund is an exchange-traded fund managed by iShares®, a registered investment company.  iShares® consists of numerous separate investment portfolios, including the iShares® FTSE China 25 Index Fund.  BlackRock Fund Advisors is the investment adviser to the fund.  The fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 25 Index.  The fund’s investment objective and the underlying index may be changed without shareholder approval.  Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol FXI.  The fund is registered as part of the iShares® Trust, a registered investment company.  Information provided to or filed with the Commission by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the PLUS offered hereby and does not relate to the China Shares. We have derived all disclosures contained in this pricing supplement regarding iShares® from the publicly available documents described in the preceding paragraph. In connection with the offering of the PLUS, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares®.  Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding iShares® is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the China Shares (and therefore the price of the China Shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares® could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the China Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares®.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares®, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the China Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a purchaser of the PLUS, you should undertake an independent investigation of iShares® as in your judgment is appropriate to make an informed decision with respect to an investment in the China Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The PLUS are not sponsored, endorsed, sold, or promoted by BTC.  BTC makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

The FTSE China 25 Index

The FTSE China 25 Index is a stock index calculated, published and disseminated by FTSE, and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Hong Kong Stock Exchange (the “HKSE”).

General.  The FTSE China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  “H-shares” are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE.  H-shares are quoted and traded in HKD and U.S. dollars. “Red Chip” shares are securities of Hong Kong-incorporated companies listed and traded on the HKSE, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. “Red Chip” shares are quoted and traded in HKD and are available only to international investors and not to those from the People’s Republic of China.

Eligible Securities.  Currently, only H-shares and Red Chip shares are eligible for inclusion in the FTSE China 25 Index.  All classes of equity in issue are eligible for inclusion in the FTSE China 25 Index, subject to certain restrictions, however, each constituent must also be a constituent of the FTSE All-World Index.  Companies whose business is that of holding equity and other investments, exchange-traded funds, and funds whose prices are a direct derivation of underlying holdings (e.g. mutual funds) are not eligible for inclusion.  Securities must be sufficiently liquid to be traded, therefore the following criteria, among others, are used to ensure that illiquid securities are excluded:

1. Price.  FTSE must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company.  FTSE may exclude a security from the FTSE China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

2. Liquidity.  Securities in the FTSE China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FTSE will not be eligible for inclusion in the FTSE China 25 Index. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

3. New Issues.  New issues become eligible for inclusion in the FTSE China 25 Index at the next quarterly review of constituents, provided they have a minimum trading record of at least 20 trading days prior to the date of such review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE China 25 Index, like other indices of FTSE, is governed by an independent advisory committee, the FTSE Asia Pacific Regional Committee, that ensures that the FTSE China 25 Index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE China 25 Index.  The FTSE Asia Pacific Regional Committee is responsible for undertaking the review of the FTSE China 25 Index and for approving changes of constituents.

Computation of the FTSE China 25 Index.  The FTSE China 25 Index is calculated using the free float index calculation methodology of the FTSE Group.  The FTSE China 25 Index is calculated using the following algorithm:

S (pn1 x en1 x sn1 x fn1 x cn1)
d n = 1,2,3…….,n

where “p” is the latest trade price of the component security “n”, “e” is the exchange rate required to convert the security’s home currency into the FTSE China 25 Index’s base currency, “s” is the number of shares of the security in issue, “f” is the free float factor published by FTSE, applicable to such security, to be applied to the security to allow amendments to its weighting, “c” is the capping factor published by FTSE at the most recent quarterly review of the FTSE China 25 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE China 25 Index.

The FTSE China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations.  Under this methodology, FTSE excludes from free floating shares: (i) trade investments in a FTSE China 25 Index constituent company by either another FTSE China 25 Index constituent company or a non-constituent company or entity; (ii) significant long-term holdings by founders, directors and/or their families; (iii) employee share schemes (if restricted); (iv) government holdings; (v) foreign ownership limits; and (vi) portfolio investments subject to lock-in clauses (for the duration of the clause).  Free float restrictions are calculated using available published information. The initial weighting of a FTSE China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the FTSE China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40%	50%

	but less than or equal to 50%

	Free float greater than 50% but less than or equal to 75%	75%

	Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event.

Following the application of an initial free float restriction, a FTSE China 25 Index constituent stock’s free float will only be changed if its actual free float is more than five percentage points above the minimum or five percentage points below the maximum of an adjacent band.  This five percentage point threshold does not apply if the initial free float is less than 15%.  Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above.  If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied.  If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above.

The FTSE China 25 Index is periodically reviewed for changes in free float.  These reviews coincide with the quarterly reviews undertaken of the FTSE China 25 Index.  Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October.  A stock’s free float is also reviewed and adjusted if necessary following certain corporate events.  If the corporate event includes a corporate action which affects the FTSE China 25 Index, any change in free float is implemented at the same time as the corporate action.  If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Historical Graph
The following graph sets forth the historical performance of the Basket.  The graph covers the period from January 1, 2006 through August 26, 2011 and illustrates the effect of the offset and/or correlation among the Basket Components during such period.  The graph does not take into account the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any of the Basket Components or of the Basket as a whole, or whether the strengthening of any of the Basket Components will be offset by the weakening of other Basket Components, based on their historical performance.

Historical Basket Performance January 1, 2006 through August 26, 2011

Historical Information
The following tables set forth the published high, low and end of quarter closing prices for each of the Basket Components as well as for the Hong Kong dollar for each calendar quarter in the period from January 1, 2006 to August 26, 2011.  The graphs following the tables for each Basket Component and for the Hong Kong dollar set forth the historical performance of each respective Basket Component and the Hong Kong dollar for the same period.  The closing values on August 26, 2011 were, for a share of the iShares® FTSE China 25 Index Fund, $36.96.00, for Platinum, $1,812.00, for Silver, 4,106.00¢ and for Gold, $1,788.00.  The value of the Hong Kong dollar on August 26, 2011 (expressed as the number of Hong Kong dollars per one U.S. dollar) was 0.12827.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The Initial Price  of each Basket Component has been and the Final Price of each Basket Component will be determined with reference to the prices published by the Relevant Exchanges, respectively, in accordance with the provisions set forth herein, on the Pricing Date and the Valuation Date, respectively, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical prices and historical performance of the Basket Components should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Percentage Increase at maturity will be greater than zero so that you will receive a payment in excess of the Stated Principal Amount of the PLUS.  Because your return is linked to the performance of the Basket at maturity, there is no guaranteed return of any of your principal.  The prices of each of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen.

If the Basket Performance Factor at maturity is less than 100%, you will lose money on your investment.

iShares® FTSE China 25 Index Fund Historical High, Low and Period End Closing Prices January 1, 2006 through August 26, 2011

	High	Low	Period End
2006
First Quarter	24.85	20.54	24.76

High	Low	Period End
Second Quarter	27.91	22.00	25.60
Third Quarter	27.35	24.48	27.12
Fourth Quarter	37.47	27.12	37.15
2007
First Quarter	38.80	30.55	34.14
Second Quarter	43.31	34.14	42.95
Third Quarter	60.70	39.91	60.00
Fourth Quarter	72.84	53.75	56.82
2008
First Quarter	59.25	41.23	45.05
Second Quarter	54.55	43.13	43.61
Third Quarter	47.20	30.88	34.47
Fourth Quarter	34.25	19.42	29.09
2009
First Quarter	31.56	22.80	28.53
Second Quarter	40.12	29.22	38.37
Third Quarter	43.80	36.51	40.92
Fourth Quarter	46.35	39.51	42.26
2010
First Quarter	44.56	37.17	42.10
Second Quarter	44.59	37.02	39.13
Third Quarter	42.85	38.74	42.82
Fourth Quarter	47.93	42.19	43.09
2011
First Quarter	44.91	41.16	44.91
Second Quarter	46.37	41.11	42.95
Third Quarter (through August 26, 2011)	43.30	35.12	36.96

iShares® FTSE China 25 Index Fund January 1, 2006 through August 26, 2011

Hong Kong Dollar Historical High, Low and Period End Closing Prices January 1, 2006 through August 26, 2011 (stated in units of HKD per 1 USD)
	High	Low	Period End
2006
First Quarter	0.12901	0.12883	0.12888
Second Quarter	0.12901	0.12873	0.12875
Third Quarter	0.12875	0.12835	0.12835
Fourth Quarter	0.12872	0.12832	0.12855
2007
First Quarter	0.12857	0.12792	0.12799
Second Quarter	0.12811	0.12782	0.12789
Third Quarter	0.12888	0.12772	0.12862
Fourth Quarter	0.12903	0.12810	0.12819
2008
First Quarter	0.12880	0.12797	0.12848
Second Quarter	0.12842	0.12796	0.12826
Third Quarter	0.12891	0.12800	0.12878
Fourth Quarter	0.12904	0.12865	0.12903
2009
First Quarter	0.12903	0.12887	0.12903
Second Quarter	0.12903	0.12897	0.12903
Third Quarter	0.12903	0.12900	0.12903
Fourth Quarter	0.12903	0.1289	0.12896
2010
First Quarter	0.12896	0.12859	0.12880
Second Quarter	0.12893	0.12813	0.12839
Third Quarter	0.12892	0.12827	0.12888
Fourth Quarter	0.12902	0.12849	0.12865
2011
First Quarter	0.12872	0.12816	0.12855
Second Quarter	0.12878	0.12817	0.12851
Third Quarter (through August 26, 2011)	0.12853	0.12808	0.12827

Hong Kong Dollar January 1, 2006 through August 26, 2011 (stated in units of HKD per 1 USD)

Platinum Historical High, Low and Period End Closing Prices January 1, 2006 through August 26, 2011 (stated in U.S. dollars per troy ounce)

	High	Low	Period End
2006
First Quarter	1,084.00	965.00	1,076.00
Second Quarter	1,331.00	1,070.00	1,226.00
Third Quarter	1,268.00	1,127.00	1,140.00
Fourth Quarter	1,355.00	1,053.00	1,118.00
2007
First Quarter	1,248.00	1,118.00	1,244.00
Second Quarter	1,329.00	1,235.00	1,273.00
Third Quarter	1,377.00	1,240.00	1,377.00
Fourth Quarter	1,544.00	1,353.00	1,530.00
2008
First Quarter	2,273.00	1,530.00	2,040.00
Second Quarter	2,182.00	1,878.00	2,064.00
Third Quarter	2,075.00	1,004.00	1,004.00
Fourth Quarter	1,032.00	763.00	898.00
2009
First Quarter	1,152.00	898.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter	1,645.00	1,461.00	1,645.00
Second Quarter	1,752.00	1,492.00	1,532.00
Third Quarter	1,662.00	1,494.00	1,662.00
Fourth Quarter	1,786.00	1,636.00	1,755.00
2011
First Quarter	1,858.00	1,697.00	1,773.00
Second Quarter	1,858.00	1,679.00	1,722.00
Third Quarter (through August 26, 2011)	1,887.00	1,708.00	1,812.00

Platinum January 1, 2006 through August 26, 2011

Silver Historical High, Low and Period End Closing Prices January 1, 2006 through August 26, 2011 (stated in U.S. cents per troy ounce)
	High	Low	Period End
2006
First Quarter	1,175.50	883.00	1,175.50
Second Quarter	1,494.00	972.00	1,070.00
Third Quarter	1,315.00	1,052.00	1,155.00
Fourth Quarter	1,405.00	1,082.50	1,290.00
2007
First Quarter	1,458.00	1,221.00	1,335.00
Second Quarter	1,409.00	1,226.00	1,254.00
Third Quarter	1,365.00	1,167.00	1,365.00
Fourth Quarter	1,582.00	1,321.00	1,476.00
2008
First Quarter	2,092.00	1,476.00	1,799.00
Second Quarter	1,856.00	1,619.00	1,765.00
Third Quarter	1,930.00	1,066.00	1,296.00
Fourth Quarter	1,228.00	888.00	1,079.00
2009
First Quarter	1,439.00	1,051.00	1,311.00
Second Quarter	1,597.00	1,198.00	1,394.00
Third Quarter	1,738.00	1,247.00	1,645.00
Fourth Quarter	1,918.00	1,621.00	1,699.00
2010
First Quarter	1,884.00	1,514.00	1,750.00
Second Quarter	1,964.00	1,736.00	1,874.00
Third Quarter	2,207.00	1,755.00	2,207.00
Fourth Quarter	3,070.00	2,195.00	3,063.00
2011
First Quarter	3,787.00	2,668.00	3,787.00
Second Quarter	4,870.00	3,250.00	3,502.00
Third Quarter (through August 26, 2011)	4,349.00	3,385.00	4,106.00

Silver January 1, 2006 through August 26, 2011

Gold High and Low Daily Fixing Prices and End-of-Quarter Prices January 1, 2006 through August 26, 2011 (stated in U.S. dollars per troy ounce)

	High	Low	Period End
2006
First Quarter	584.00	513.00	582.00
Second Quarter	725.00	567.00	613.50
Third Quarter	663.25	573.60	599.25
Fourth Quarter	648.75	560.75	632.00
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter (through August 26, 2011)	1,877.50	1,483.00	1,788.00

Gold January 1, 2006 through August 26, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.  The original issue price of the PLUS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the PLUS and the cost of hedging our obligations under the PLUS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in the Basket Commodities and the China Shares, in futures or options contracts on the Basket Components or any component stocks of the FTSE China 25 Index listed on major securities markets. Such purchase activity could have increased the values of the Basket Components, and, therefore, could have increased the values at which the Basket Components must close on the Valuation Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the PLUS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PLUS, including on the Valuation Date, by purchasing and selling the Basket Components and/or the stocks underlying the FTSE China 25 Index or futures or options contracts on the Basket Components or the stocks underlying the FTSE China 25 Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Valuation Date. We cannot give any assurance that our hedging activities have not affected or will not affect the value of the Basket Components and, therefore, adversely affect the value of the PLUS or the payment you receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of PLUS set forth on the cover of this pricing supplement. The Agent proposes initially to offer the PLUS directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may distribute the PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. The Agent may allow a concession not in excess of $22.50 per PLUS to MSSB; provided that, concessions allowed to MSSB in connection with the offering may be reclaimed by the Agent if, within 30 days of the offering, the Agent repurchases the PLUS distributed by MSSB. After the initial offering of the PLUS, the Agent may vary the offering price and other selling terms from time to time.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the PLUS against payment therefor in New York, New York on August 30, 2011, which is the third scheduled Business Day following the date of this pricing supplement and of the pricing of the PLUS. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the PLUS more than three Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the PLUS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PLUS.  Specifically, the Agent may sell more PLUS than it is obligated to purchase in connection with the offering, creating a naked short position in the PLUS, for its own account.  The Agent must close out any naked short position by purchasing the PLUS in the open market after the offering.  A naked short position in the PLUS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PLUS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the PLUS, the component stocks of the FTSE China 25 Index, any of the basket commodities or the China Shares in the open market to stabilize the price of the PLUS.  Any of these activities may raise or maintain the market price of the PLUS above independent market levels or prevent or retard a decline in the market price of the PLUS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction in connection with this offering of PLUS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PLUS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the PLUS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PLUS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the PLUS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PLUS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PLUS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PLUS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The PLUS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The PLUS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The PLUS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the PLUS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the PLUS to the public in Hong Kong as the PLUS have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the PLUS, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the PLUS which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and

any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The PLUS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the PLUS nor make the PLUS the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the PLUS, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the PLUS for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Validity of the PLUS
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of

Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these PLUS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in  the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these PLUS.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these PLUS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such PLUS on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these PLUS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these PLUS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the PLUS issued under this pricing supplement and is superseded by the following discussion

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the PLUS.  This discussion applies only to initial investors in the PLUS who:

•     purchase the PLUS at their “issue price” which will equal the first price at which a substantial amount of the PLUS is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•     will hold the PLUS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as

•     certain financial institutions;
•     insurance companies;
•     certain dealers and traders in securities, commodities or foreign currencies;
•     investors holding the PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•     U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•     partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•     regulated investment companies;
•     real estate investment trusts;
•     tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•     persons subject to the alternative minimum tax.

In addition, we will not attempt to ascertain whether any issuer of any shares to which the PLUS relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of

Section 1297 of the Code.  If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder (as defined below) upon the sale, exchange or settlement of a PLUS.  You should refer to information filed with the Securities and Exchange Commission or another governmental authority by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the PLUS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the PLUS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, a PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the PLUS or instruments that are similar to the PLUS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the PLUS (including possible alternative treatments of the PLUS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of a PLUS as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•     a citizen or individual resident of the United States;

•     a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•     an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the PLUS

Assuming the characterization and treatment of the PLUS as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement.  A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the PLUS should equal the amount paid by the U.S. Holder to acquire the PLUS.

Sale, Exchange or Settlement of the PLUS.  Upon a sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the PLUS sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Application of Section 1260 of the Code

Because the PLUS is linked to shares of an exchange-traded fund, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction” as defined in Section 1260 of the Code.  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares FTSE China 25 Index Fund (the “Underlying ETF Shares”)).  If an investment in the PLUS is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was open.  The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the PLUS) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be recharacterized as ordinary income in respect of the PLUS will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the PLUS (which, subject to the Maximum Payment at Maturity, reflects a multiple of the percentage increase in the value of the Underlying ETF Shares over the term of the PLUS) over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Even if an investment in the PLUS is treated as a “constructive ownership transaction,” it is unclear to what extent any long-term capital gain of a U.S. Holder in respect of a PLUS will be recharacterized as ordinary income.  It is possible, for example, that the net underlying long-term capital gain is calculated based on the aggregate net capital gain that the U.S. Holder would have had if the Underlying ETF Shares had been acquired for fair market value on the issue date of the PLUS and sold for fair market value upon the date of sale, exchange or settlement of the PLUS (which would reflect the percentage increase, without any multiple, in the value of the Underlying ETF Shares over the term of the PLUS).

However, the net underlying long-term capital gain could alternatively be calculated using a number of Underlying ETF Shares that reflects the multiple upon which any gain on the PLUS would be calculated.  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the PLUS.

Possible Alternative Tax Treatments of an Investment in the PLUS

Due to the absence of authorities that directly address the proper tax treatment of the PLUS, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a PLUS under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the PLUS, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the PLUS every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the PLUS would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.

Even if the Contingent Debt Regulations do not apply to the PLUS, other alternative U.S. federal income tax characterizations of the PLUS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the PLUS.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime (as discussed above).  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition,  information returns may be filed with the IRS in connection with payments on the PLUS and the proceeds from a sale, exchange or other disposition of the PLUS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a PLUS that is, for U.S. federal income tax purposes:

•     an individual who is classified as a nonresident alien;
•     a foreign corporation; or
•     a foreign estate or trust

The term “Non-U.S. Holder” does not include any of the following holders:

•     a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•     certain former citizens or residents of the United States; or

•     a holder for whom income or gain in respect of the PLUS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in a PLUS.

Tax Treatment upon Sale, Exchange or Settlement of the PLUS

In general.  Assuming the treatment of the PLUS as set forth above is respected, a Non-U.S. Holder of the PLUS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a PLUS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the PLUS would not be subject to U.S. federal withholding tax, provided that:

•     the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•     the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•     the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•     the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PLUS (or a financial institution holding the PLUS on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the PLUS, possibly with retroactive effect.  Accordingly, if you are a non-U.S. investor, you should consult your tax adviser regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the PLUS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the PLUS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the PLUS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the PLUS ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.